As filed with the Securities and Exchange Commission on September 16, 2016.

Registration No. 333-201945

Registration No. 333-200406

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3ASR REGISTRATION STATEMENT NO. 333-201945

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3ASR REGISTRATION STATEMENT NO. 333-200406

UNDER THE SECURITIES ACT OF 1933

JOHNSON CONTROLS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	39-0380010
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5757 North Green Bay Avenue

Milwaukee, Wisconsin

(Address of Principal Executive Offices)

53209

(Zip Code)

(414) 524-1200

(Registrant’s telephone number, including area code)

Judith A. Reinsdorf

Executive Vice President and General Counsel

5757 N. Green Bay Avenue

Milwaukee, Wisconsin 53209

(414) 524-1200

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: N/A.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Johnson Controls, Inc. (the “Registrant”), deregister all shares of the Registrant’s common stock, par value $1.00 per share (the “Shares”), and any other securities remaining unissued under the following Registration Statements on Form S-3ASR (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•                  Registration Statement on Form S-3ASR (No. 333-201945), filed with the Commission on February 6, 2015, pertaining to the registration of an indeterminate aggregate initial offering price or number of Shares, shares of Preferred Stock, Depositary Shares, Debt Securities, Warrants, Stock Purchase Contracts and Stock Purchase Units.

•                  Registration Statement on Form S-3ASR (No. 333-200406), filed with the Commission on November 20, 2014, pertaining to the registration of 3,000,000 Shares.

On September 2, 2016, pursuant to the Agreement and Plan of Merger, dated as of January 24, 2016, as amended by Amendment No. 1, dated as of July 1, 2016 (the “Merger Agreement”), by and among the Registrant, Tyco International plc (“Tyco”) and certain other parties named therein, including Jagara Merger Sub LLC, the Registrant and Tyco completed the previously announced merger (the “Merger”) whereby the Registrant merged with an indirect wholly owned subsidiary of Tyco, with Tyco becoming the parent entity of the combined company.

In connection with the completion of the Merger, the offerings pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares and other securities registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3ASR and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on September 16, 2016.  No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

JOHNSON CONTROLS, INC.

By:	/s/Brian J. Stief
Name:	Brian J. Stief
Title:	Executive Vice President and Chief Financial Officer